EXHIBIT 99
                                   ----------
April 25, 2006

FOR IMMEDIATE RELEASE:

CONTACT:
     Trent Troyer, President
     FFD Financial Corporation
     321 North Wooster Avenue
     Dover, Ohio 44622-0038
     (330) 364-7777

  FFD Financial Corporation Reports Increase in Net Earnings For The Three- and
                     Nine-Month Periods Ended March 31, 2006

DOVER, OHIO - FFD Financial Corporation, parent company of First Federal Community Bank, reported net earnings for the three months ended March 31, 2006, of $278,000, or diluted earnings per share of $.23, compared to $258,000, or $.22 per diluted share, of net earnings reported for the comparable three-month period in 2005. The $20,000, or 7.8%, increase in net earnings resulted from an increase of $312,000, or 26.2%, in net interest income, which was partially offset by a $52,000, or 41.6%, decrease in other income, and increases of $194,000, or 21.1%, in general, administrative and other expenses, $33,000 in the provision for losses on loans, and $13,000, or 9.8%, in the provision for federal income tax.

Net earnings reported for the nine months ended March 31, 2006, were $878,000, or diluted earnings per share of $.74, compared to the $632,000, or $.54 per diluted share, of net earnings reported for the comparable nine-month period in 2005. The $246,000, or 38.9%, increase in net earnings resulted from an increase of $948,000, or 28.6%, in net interest income, which was partially offset by a $33,000, or 7.5%, decrease in other income and increases of $435,000, or 15.6%, in general, administrative and other expenses, $130,000, or 40.0%, in the provision for federal income tax, and $104,000 in the provision for losses on loans.

The increase in net interest income was due to increases in average loans outstanding and lending rates during the period, which were partially offset by a gradual increase in the cost of new and repricing deposits during the period. The increase in general, administrative and other expense was due primarily to increases in other operating expenses and employee compensation and benefits. These expenses increased due to our investment in the Coshocton and Sugarcreek markets, which we expect to aid in our continuing asset and profit growth. Other operating expenses increased as a result of the going private transaction which was terminated on September 15, 2005, advertising expense and other pro-rata increases. The increase in the provision for losses on loans was primarily due to growth in the loan portfolio, loan charge offs, and an increase related to management's assessment of economic conditions.

"We continue to be pleased with our earnings progress for the first nine months of this fiscal year when comparing them against the same periods a year ago" stated Trent B. Troyer, President & CEO. "We continue to believe in our community bank business model and will continue to focus on improving our earnings per share and operating ratios. The investments that we have made in the Coshocton and Sugarcreek offices, and our overall banking franchise have positioned us for progress on our strategic plan."

FFD Financial Corporation reported total assets of $155.8 million at March 31, 2006, an increase of 4.8% over the June 30, 2005 balance of $148.6 million. Loans receivable increased by 5.9% from the June 30, 2005 balance of $131.5 million to $139.2 million at March 31, 2006. Cash and cash equivalents decreased by 4.5% from the June 30, 2005 balance of $7.8 million to $7.5 million at March 31, 2006. Total liabilities of FFD Financial Corporation increased by 5.0% from the June 30, 2005 balance of $131.2 million to $137.7 million at March 31, 2006, and included deposits of $121.4 million, representing an increase of 8.9% over the June 30, 2005 balance of $111.5 million. Borrowings decreased by 18.4% from the June 30, 2005 balance of $17.9 million to $14.6 million at March 31, 2006. Shareholders' equity amounted to $18.0 million at March 31, 2006.

FFD Financial Corporation is traded on the NASDAQ Capital Market under the symbol FFDF. First Federal Community Bank has full service offices in downtown Dover, downtown New Philadelphia and on the Boulevard in Dover, and has loan production offices, now accepting limited deposits in Coshocton and Sugarcreek. The Corporation maintains an interactive web site at www.onlinefirstfed.com.

                            FFD Financial Corporation
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)

                                                        March 31,      June 30,
         ASSETS                                              2006          2005
                                                      (unaudited)
Cash and cash equivalents                             $     7,436   $     7,785
Investment securities                                       3,413         3,485
Mortgage-backed securities                                    637           720
Loans receivable                                          139,200       131,493
Other assets                                                5,068         5,112
                                                      -----------   -----------

         Total assets                                 $   155,754   $   148,595
                                                      ===========   ===========

         LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits $121,403                                     $   111,495
Borrowings                                                 14,595        17,880
Other liabilities                                           1,707         1,782
                                                      -----------   -----------
         Total liabilities                                137,705       131,157

Shareholders' equity                                       18,049        17,438
                                                      -----------   -----------

         Total liabilities and shareholders' equity   $   155,754   $   148,595
                                                      ===========   ===========

                            FFD Financial Corporation
                            -------------------------
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                        (In thousands, except share data)

                                            Nine months ended   Three months ended
                                                 March 31,           March 31,
                                               2006     2005       2006     2005
Total interest income                        $6,920   $5,110     $2,417   $1,809

Total interest expense                        2,658    1,796        912      616
                                             ------   ------     ------   ------

         Net interest income                  4,262    3,314      1,505    1,193

Provision for losses on loans                   115       11         40        7
                                             ------   ------     ------   ------

         Net interest income after provision
           for losses on loans                4,147    3,303      1,465    1,186

Other income                                    410      443         73      125

General, administrative and other expense     3,224    2,789      1,115      921
                                             ------   ------     ------   ------

         Earnings before income taxes         1,333      957        423      390

Federal income taxes                            455      325        145      132
                                             ------   ------     ------   ------

         NET EARNINGS                        $  878   $  632     $  278   $  258
                                             ======   ======     ======   ======

         EARNINGS PER SHARE
           Basic                             $  .75   $  .55     $  .24   $  .22
                                             ======   ======     ======   ======

          Diluted                            $  .74   $  .54     $  .23   $  .22
                                             ======   ======     ======   ======